Exhibit 10.1

Execution Version

WAREHOUSING AGREEMENT

This Warehousing Agreement (the “Agreement”), dated as of November 4, 2022, is entered into by and among Blackstone Holdings Finance Co. L.L.C. (“Finco”), Blackstone Private Investments Advisors L.L.C. (“BPIA”), in its capacity as investment manager, on behalf of and not for its own account, of (i) Blackstone Private Equity Strategies Fund L.P. (“BXPE U.S.”) and (ii) Blackstone Private Equity Strategies Fund SICAV – BXPE Feeder SICAV – I and Blackstone Private Equity Strategies Fund (Master) FCP – BXPE Master FCP – I and their related parallel vehicles and subsidiaries (collectively “BXPE Lux” and together with BXPE, U.S., “BXPE”), and BXPE U.S.

WHEREAS, BXPE intends to invest primarily in privately negotiated, equity-oriented investments and to a lesser extent debt and other securities;

WHEREAS, in order to support the development of BXPE and until BXPE has sufficient capital to make such investments directly, as determined by BPIA in its sole discretion, the parties agree that Finco will warehouse certain investments in which BXPE would otherwise invest directly (such investments, “BXPE Investments”) and sell such investments (or transfer commitments with respect thereto) to BXPE in accordance with the pricing methodology described below (the “BXPE Warehouse”);

WHEREAS, it is expected that (1) BXPE Investments may be offered to both BXPE and investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised, and/or managed by Blackstone, Inc. or its affiliates (individually and collectively, (“Other Blackstone Accounts”) dedicated to investing in similar strategies in accordance with such Other Blackstone Account’s allocation policy and applicable law and (2) each transfer of an Approved Warehoused Investment (as defined below) from Finco to BXPE will be subject to the allocation policies of BPIA, the investment manager of BXPE, applicable law and the terms set forth in the organizational documents of BXPE;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

Finco Acquisition of Approved Warehoused Investments. In connection with the launch of BXPE, Finco hereby agrees to warehouse certain BXPE Investments and to subsequently transfer such BXPE Investments to BXPE, and BXPE agrees to acquire such BXPE Investments from Finco, from time to time, on the terms described herein following the point or points in time at which BXPE has sufficient capital to acquire such investments, as determined by BPIA in its sole discretion, and subject to (i) applicable law (including obtaining any consents required to comply with Section 206(3) of the Investment Advisers Act of 1940, as amended); (ii) the terms set forth in the organizational documents of BXPE and (iii) the registration of BXPE Lux on the official list of undertakings for collective investments maintained by the Luxembourg supervisory authority (Commission de Surveillance du Secteur Financier) in accordance with article 130 of the Luxembourg law of December 17, 2010 relating to undertakings for collective investment, as amended (each such date, a “Warehouse Closing Date”). BPIA will elect which Approved Warehoused Investments (as defined below) will be purchased by BXPE on each applicable Warehouse Closing Date in its discretion.

2.

Finco Investment Discretion. From time to time prior to the launch of BXPE, Finco may acquire certain BXPE Investments that have been approved by BPIA and BXPE’s investment committee but for which BXPE does not have sufficient capital (as determined by BPIA in its sole discretion) to invest in directly, up to an aggregate invested equity amount of $500 million (or such higher amount as is agreed between the parties) for all BXPE Investments at any point in time, subject in each case, to Finco’s approval at the time of acquisition (each, an “Approved Warehoused Investment”). For the avoidance of doubt, if an Approved Warehoused Investment is made alongside Other Blackstone Accounts or other parties, the Approved Warehoused Investment will represent only the portion of such investment acquired by Finco for the purpose of transferring it to BXPE.

3.

BXPE Fundraising. BPIA acknowledges that Finco’s approval of a BXPE Investment may be dependent on the progress of BXPE’s fundraising. As a result, BPIA will provide regular updates to Finco on fundraising efforts related to BXPE.

4.

Transfer of Approved Warehoused Investments to BXPE. On each Warehouse Closing Date, BXPE will acquire from Finco each funded Approved Warehoused Investment selected by BPIA for such Warehouse Closing Date at a price equal to the cost of such Approved Warehoused Investment paid by Finco plus an amount equal to an annualized rate of 5% measured over the period from the date the Approved Warehoused Investment was acquired by Finco to the applicable Warehouse Closing Date. Any unfunded Approved Warehoused Investment commitments will be transferred to BXPE at no additional cost and become commitments of BXPE.

5.	Allocation within BXPE. BPIA will determine which and what portions of Approved Warehouse Investments that BXPE U.S. and BXPE Lux will acquire on each Warehouse Closing Date.

6.

Finco Acknowledgement. Finco acknowledges that there can be no assurance that BXPE will have sufficient capital to purchase any Approved Warehoused Investments (in which case, Finco will continue to hold any Approved Warehoused Investment for its own account, unless BPIA allocates such investment to one or more Other Blackstone Accounts (subject to such Other Blackstone Account’s consent)).

7.

Other Blackstone Accounts. If BXPE fails to acquire the Approved Warehoused Investments (each an “Available Investment”), then BPIA and its affiliates will seek to allocate such Available Investment to one or more Other Blackstone Accounts (as applicable); provided, however, that any such allocation determination shall only occur if (i) consistent with the allocation policies and procedures of BPIA and its affiliates and applicable law, (ii) consistent with the fund documents of each Other Blackstone Account that would be offered an Available Investment, (iii) subject to BPIA and its affiliates’ determination that any such allocation is within the target hold of the Other Blackstone Account that would be offered an Available Investment, and (iv) consistent with BPIA and its affiliates’ fiduciary duties with respect to each client that would be offered an Available Investment.

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8.

Schedule of Approved Warehoused Investments. Attached as Annex A to this Agreement is a schedule of each Approved Warehoused Investment that sets forth the relevant information with respect thereto. Annex A will be updated by Finco from time to time to reflect the acquisition of each new Approved Warehoused Investment and any subsequent transfer of such Approved Warehoused Investment.

9.

Commitments through the Warehouse Closing Date. Finco will continue to provide committed funding for Approved Warehoused Investments until the applicable Warehouse Closing Date, unless extended by the mutual agreement of the parties.

10.

Broken Deal Expenses. BXPE will bear its proportional fees, costs and expenses, if any, incurred by or on behalf of Finco in respect of developing, negotiating and structuring prospective (or potential) investments that are approved by BPIA and the BXPE investment committee, including Approved Warehoused Investments, that are not ultimately made (to the extent not reimbursed by a third party) (“Broken Deal Expenses”), including any fees, costs and expenses incurred prior to transferring the Approved Warehoused Investments to BXPE. Any Broken Deal Expenses will be payable by BXPE on the earlier of the applicable Warehouse Closing Date or the end of termination of this Agreement.

11.

Deal Expenses. Following the transfer of a funded Approved Warehoused Investment to BXPE, BXPE will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring any Approved Warehoused Investment that is transferred to BXPE (to the extent not reimbursed by a third party).

12.

Financing Expenses. Following the transfer of a funded Approved Warehoused Investment to BXPE, BXPE will bear all fees, costs and expenses, if any, incurred in developing, negotiating and structuring the BXPE Warehouse. In the event no Warehouse Closing Date occurs, any fees, costs and expenses incurred in relation to establishing the BXPE Warehouse shall be borne by Finco.

13.

Term. The term of this Agreement shall be for one year from the date hereof, unless extended by the mutual agreement of the parties. Unless the parties otherwise agree, no Warehouse Closing Dates shall be held after the term of this Agreement.

14.

Miscellaneous. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute a single document. This Agreement may be amended from time to time with the consent of the parties hereto. This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

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If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing in the space provided below.

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By: Blackstone Holdings I L.P., as Sole Member

By: Blackstone Holdings I/II GP., Inc., as General Partner

By:	/s/ Michael Chae
Name: Michael Chae
Title: Chief Financial Officer

BLACKSTONE PRIVATE INVESTMENT ADVISORS, L.L.C.

As Investment Manager of BXPE U.S. and BXPE Lux (as defined herein)

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Senior Managing Director

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND L.P.

By: Blackstone Private Equity Strategies Associates L.P., as General Partner

By: BXPEA L.L.C., as General Partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Senior Managing Director

[BXPE – Warehouse Agreement Signature Page]

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND SICAV – BXPE FEEDER SICAV – I

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Director

By:	/s/ Qasim Abbas
Name: Qasim Abbas
Title: Director

BLACKSTONE PRIVATE EQUITY STRATEGIES FUND (MASTER) FCP – BXPE MASTER FCP – I

By: Blackstone Europe Fund Management S.à.r.l., its Management Company

By:	/s/ Kim Percy
Name: Kim Percy
Title: Manager

By:	/s/ William Gilson
Name: William Gilson
Title: Manager

[BXPE – Warehouse Agreement Signature Page]

Annex A

Approved Warehoused Investments

Equity Investments

Name	Class of Shares	Industry	Country	Investment Size (in $ millions)	Number of Shares	% of Total Outstanding Shares	Committed or Funded?	Commitment Date	Funding Date

Debt Investments

Name	Industry	Country	Investment Size (in $ millions)	Coupon	OID	Excess Fee	Committed or Funded?	Commitment Date	Funding Date

Annex A